Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

Financial Gravity COMPANIES, INC.

NCW GROUP, INC.

AND

FORTA financial GrOUP, INC.

March 1, 2021

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of March 1, 2021, by and among Financial Gravity Companies, Inc., a Nevada corporation (“FGCO”), NCW GROUP, Inc., a California corporation (“NCW”), and Forta Financial Group, Inc., a California corporation (“Forta”).

W I T N E S S E T H

WHEREAS, the Boards of Directors of FGCO, NCW and Forta each have unanimously determined that it is in the best interests of each corporation and their respective stockholders to consummate the merger of NCW with and into Forta with Forta as the surviving corporation (the “Merger”);

WHEREAS, FGCO, as the sole stockholder of Forta, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by written consent in accordance with the requirements of the California Corporations Code (“CalCodes”) and the Bylaws of Forta;

WHEREAS, pursuant to the Merger, among other things, the outstanding shares of common stock of NCW shall be converted into the right to receive upon the Effective Time (as hereinafter defined) the Merger Consideration (as hereinafter defined) upon the terms and condition of this Agreement;

WHEREAS, the parties to this Agreement intend to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, and intend that the Merger and the transactions contemplated by this Agreement be undertaken pursuant to that plan; and

WHEREAS, the parties to this Agreement intend that the Merger qualify as a “reorganization,” within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

Article I
DEFINITIONS

As used herein, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” has the meaning as defined in Rule 12b-2 promulgated under the Exchange Act, as such regulation is in effect on the date hereof.

“California Agreement of Merger” shall mean the Agreement of Merger, to be accompanied by the related officer’s certificates, in substantially the forms attached hereto as Exhibit B.

“CalCodes” has the meaning ascribed thereto in the preambles to this Agreement.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), as amended from time to time and applicable rules, requests, guidelines, directives and/or regulations thereunder or issued by the Small Business Administration or any other Governmental Entity in connection therewith, in each case as in effect from time to time.

“Certificate of Merger” shall mean the certificate of merger in substantially the form attached hereto as Exhibit A.

“Closing” shall have the meaning as set forth in Section 2.1(c) hereof.

“Closing Date” shall have the meaning as set forth in Section 2.1(c) hereof.

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“Copyrights” has the meaning ascribed thereto in Section 3.20(a).

“COVID-19” means the novel coronavirus first identified in 2019, which is also referred to as SARS-CoV-2.

“COVID-19 Order” means any mandate or order of a governmental entity issued, adopted or in force (or announced to be issued, adopted or in force) regarding COVID-19 or the containment or mitigation of the COVID-19 outbreak, including, without limitation, any of the foregoing regarding (A) any “shelter in place,” “stay home” or other restrictions on the freedom of activities of individuals, or (B) any business being restricted from operating in the ordinary course of its business.

“Effective Date” shall have the meaning ascribed thereto in Section 2.1(c) hereof.

“Effective Time” shall have the meaning ascribed thereto in Section 2.1(c) hereof.

“Employment Start Date” means the date that Bryce Hamilton and Mark Williams become full-time employees of Forta, but no later than March 1, 2021, pursuant to an employment agreement in form and substance acceptable to each of Bryce Hamilton and Mark Williams, as applicable

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law and the rules and regulations promulgated thereunder.

“Evaluation Material” shall have the meaning ascribed thereto in Section 6.3(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“FGCO Common Stock” shall mean the common stock, par value $.001 per share, of FGCO.

“FGCO Insiders” shall have the meaning ascribed thereto in Section 4.9.

“FGCO Intellectual Property” shall have the meaning ascribed thereto in Section 4.21.

“FGCO Latest Balance Sheet” shall have the meaning ascribed thereto in Section 4.15.

“FGCO Permits” shall have the meaning ascribed thereto in Section 4.10(b).

“FGCO Returns” shall have the meaning ascribed thereto in Section 4.7(a).

“FGCO SEC Filings” shall have the meaning ascribed thereto in Section 4.4.

“FGCO Subsidiary” or “FGCO Subsidiaries” shall have the meaning ascribed thereto in Section 4.6.

“FGCO 10-K Reports” shall have the meaning ascribed thereto in Section 4.4.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.

“Knowledge” means, with respect to an individual, that such individual is actually aware of a particular fact or other matter, with no obligation to conduct any inquiry or other investigation to determine the accuracy of such fact or other matter. A Person other than an individual shall be deemed to have Knowledge of a particular fact or other matter if the officers, directors or other management personnel of such Person have Knowledge of such fact or other matter.

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“Legal Requirement” means any foreign or United States federal, state, provincial, or local law, statute, legislation, constitution, principle of common law, judicial decision, resolution, ordinance, code, judgment, order, decree, treaty, rule, regulation, ruling, determination, charge, direction, or other restriction of an arbitrator or governmental entity.

“Material Adverse Effect” shall, with respect to an entity, mean any effect, or series of effects that, individually or in the aggregate has or would reasonably like to have a material adverse effect on the business, operations, and results of operations or financial condition of such entity on a consolidated basis.

“Merger” shall have the meaning ascribed thereto in the preambles of this Agreement.

“Merger Consideration” means the nonassessable shares of FGCO Common Stock to be issued in connection with the Merger to the NCW Stockholders in exchange for the NCW Common Stock issued and outstanding immediately prior to the Merger.

“Month 1”, “Month 2”, “Month 3” and “Month 4” means, respectively, one, two, three and four months after the Closing Date (therefore, if the Closing Date is the 15th day of a month, Month 1 would be the end 15th day of the next month.

“NCW Common Stock” means the 10,000 common shares, no par value, of NCW.

“NCW Financial Statements” shall have the meaning as set forth in Section 3.10 hereof.

“NCW Insiders” shall have the meaning as set forth in Section 3.8 hereof.

“NCW Intellectual Property” shall have the meaning as set forth in Section 3.20 hereof.

“NCW Latest Balance Sheet” shall have the meaning as set forth in Section 3.14 hereof.

“NCW Permits” shall have the meaning as set forth in Section 3.9(b) hereof.

“NCW Returns” shall have the meaning as set forth in Section 3.6(a) hereof.

“NCW Stockholders” shall mean Mark Williams and Bryce Hamilton.

“Patents” has the meaning ascribed thereto in Section 3.20(a).

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental authority or other entity.

“Remote Closing” shall have the meaning ascribed thereto in Section 2.1(c).

“Representatives” shall have the meaning ascribed thereto in Section 6.3(a).

“Requisite FGCO Stockholder Vote” shall have the meaning ascribed thereto in Section 4.2.

“Requisite NCW Stockholder Vote” shall have the meaning ascribed thereto in Section 3.2.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

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“Subsidiary” shall mean, with respect to any Person, (i) each Person in which such Person owns directly or indirectly fifty percent (50%) or more of the voting securities and (ii) any other Person which such Person controls through management, policies, contract or otherwise, and shall, in each case, unless otherwise indicated, be deemed to refer to both direct and indirect subsidiaries of such Person.

“Surviving Company” shall have the meaning ascribed thereto in Article II.

“Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, workers’ compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other governmental tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to any Tax or additional amounts in respect of the foregoing.

“Trademarks” has the meaning ascribed thereto in Section 3.20(a).

“Voting Agreement” has the meaning ascribed thereto in Section 6.7(c).

Article II
MERGER

Subject to the satisfaction or waiver of the conditions set forth in Article VII, at the Effective Time, (i) NCW will merge with and into Forta, with Forta as the surviving entity. The term “Surviving Company” as used herein shall mean Forta, as a Subsidiary of FGCO after giving effect to the Merger. The Merger will be effected pursuant to (i) the Certificate of Merger in accordance with the provisions of, and with the effect provided in, the CalCodes and (ii) the California Agreement of Merger and related officer’s certificates in accordance with the provisions of, and with the effect provided in, Sections 1101 and 1103 of the CalCodes.

2.1             Effects of Merger.

(a)              From and after the Effective Time and until further amended in accordance with law, (i) the Certificate of Incorporation of Forta as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Company, and (ii) the Bylaws of Forta as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Company.

(b)             NCW, FGCO and Forta, respectively, shall each use its best efforts to take all such actions as may be necessary or appropriate to effectuate the Merger in accordance with the CalCodes at the Effective Time. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all properties, rights and privileges of Forta, the officers of the Surviving Company are fully authorized in the name of Forta or otherwise to take, and shall take, all such lawful and necessary action.

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(c)              Subject to the provisions of Article VII and Article VIII hereof, the closing (the “Closing”) of the transactions contemplated hereby shall take place at the offices of Scheef & Stone, LLP, 500 North Akard Street, Suite 2700, Dallas, Texas 75201, commencing at 10:00 a.m. local time on the first business day following the satisfaction or waiver of all conditions of the parties to consummate the transactions contemplated by this Agreement or such other time and place as FGCO, Forta and NCW mutually agree in writing (email being sufficient). Notwithstanding the foregoing, the parties hereby agree that a remote, “virtual” or telephonic Closing may be requested by any party due to the impact of COVID-19 Measures, or due to the impact of any law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such law, regulation, statute, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement, or as reasonably believed necessary by such requesting party for the health and safety of its personnel (a “Remote Closing”). The parties hereby waive any objection to a Remote Closing and agree to be bound by a Remote Closing as if such Remote Closing had been a Closing which occurred at a location contemplated above in this Section 2.1(c). The date of the Closing is referred to herein as the “Closing Date”. Notwithstanding anything to the contrary in this Agreement, the parties hereby agree that PDFs and/or electronic signatures are valid and binding forms of delivery and/or signature for any documents or agreements required for or as a condition to Closing; and the parties hereby waive any objection to the delivery or execution of any such document or agreement in such forms. On the Closing Date, or as soon thereafter as practicable, to effect the Merger, the parties hereto will cause (i) the Certificate of Merger to be filed with the California Secretary of State in accordance with the CalCodes and (ii) the California Agreement of Merger and related officer’s certificates to be filed with the California Secretary of State in accordance with the CalCodes. The Merger shall be effective when the Certificate of Merger is filed with the California Secretary of State and the California Agreement of Merger and related officer’s certificates are filed with the California Secretary of State (the “Effective Time”). As used herein, the term “Effective Date” shall mean the date on which the Certificate of Merger is filed with the California Secretary of State and the California Agreement of Merger and related officer’s certificates are filed with the California Secretary of State.

2.2             Effect on NCW Capital Stock and Forta Capital Stock.

At the Effective Time, automatically by virtue of the Merger and without any action on the part of any Party, each share of NCW Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and extinguished and converted into and become the right to receive the Merger Consideration, which shall be earned and delivered to the NCW Stockholders as follows: (a) 4,000,000 shares of FGCO Common Stock shall be delivered to the NCW Stockholders on the Closing Date;, and (b) 4,000,000 shares of FGCO Common Stock , or the pro rata portion thereof, will be delivered to NCW Shareholders at such time as the NCW client accounts with sufficient assets under management ("AUM") that, as of February 25, 2021, would be sufficient to generate $40,000 per month in investment advisory revenue to Forta have had their accounts moved to Forta (for example, the aggregate target AUM would be $38,400,000 that would have to have been moved to Forta if the advisor fee on the client accounts was 1.25% per annum), provided, however, that the delivery of the stock is conditioned upon the following terms:

Time Periods	Percentage of Shares	Amount of Shares
As of the end of Month 2 – AUM sufficient to generate $11,667, or the pro rata portion thereof, in recurring fee revenue must have been moved.	12.5%, or the pro rata portion thereof	Up to 1,000,000 shares, , or the pro rata portion thereof

As of the end of Month 3, AUM sufficient to generate $26,667, or the pro rata portion thereof, in recurring fee revenue.	12.5%, or the pro rata portion thereof	Up to 1,000,000, or the pro rata portion thereof

As of the end of Month 4, AUM sufficient to generate $41,667, or the pro rata portion thereof, in recurring fee revenue.	25%, or the pro rata portion thereof	Up to 2,000,000, or the pro rata portion thereof

However, for any AUM shortfall, transactional fees may be used to cover the shortfall, or NCW Stockholders may elect to pay the amount of the shortfall in cash and the conditions to delivery of the shares shall be satisfied.

2.3             Overhead Obligations.

After the Effective Date, Forta will, as a matter of law, be responsible for the obligations of NCW that are reflected in the NCW financial statements, including NCW’s lease in Monterey, California. Forta will seek the approval of the landlord, and at the end of the term of the lease, if NCW Stockholders are employed by Forta, Forta will seek adequate leased space.

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2.4             Rights of Holders of NCW Common Stock.

On and after the Effective Date and until surrendered for exchange, each outstanding stock certificate that immediately prior to the Effective Date represented shares of NCW Common Stock shall be deemed, for all purposes, to evidence ownership of and to represent the number of whole shares of FGCO Common Stock into which such shares of NCW Common Stock shall have been exchanged pursuant to Section 2.2(a) above. In any matters relating to such certificates of NCW Common Stock, FGCO may rely conclusively upon the record of stockholders maintained by NCW containing the names and addresses of the holders of record of NCW Common Stock on the Effective Date. The record holder of each such outstanding certificate representing shares of NCW Common Stock, shall, after the Effective Date, be entitled to vote the shares of FGCO Common Stock that are required to be delivered (as per Section 2.1(a)) on any matters on which the holders of record of FGCO Common Stock, as of any date subsequent to the Effective Date, shall be entitled to vote.

2.5             Procedure for Exchange of NCW Common Stock.

(a)              After the Effective Time, holders of certificates theretofore evidencing all of the outstanding shares of NCW Common Stock, upon surrender of such certificates to the Secretary of FGCO, shall be entitled to receive certificates representing the number of shares of FGCO Common Stock into which shares of NCW Common Stock theretofore represented by the certificates so surrendered are exchangeable as provided in Section 2.2(a) hereof. FGCO shall not be obligated to deliver any such shares of FGCO Common Stock to which any former holder of shares of NCW Common Stock is entitled until such holder surrenders the certificate or certificates representing such shares. Upon surrender, each certificate evidencing NCW Common Stock shall be canceled. All shares of FGCO Common Stock issued upon the surrender for exchange of NCW Common Stock in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of NCW Common Stock.

(b)             Any shares of FGCO Common Stock issued in the Merger will not be transferable except (1) pursuant to an effective registration statement under the Securities Act or (2) upon receipt by FGCO of a written opinion of counsel reasonably satisfactory to FGCO to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and relevant state securities laws. Restrictive legends shall be placed on all certificates representing shares of FGCO Common Stock issued in the Merger, substantially as follows:

“NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS (SUCH FEDERAL AND STATE LAWS, THE “SECURITIES LAWS”) OR (B) IF THE CORPORATION HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF THE SECURITIES LAWS”.

(c)              In the event any certificate for NCW Common Stock shall have been lost, stolen or destroyed, FGCO shall issue and pay in exchange for such lost, stolen or destroyed certificate, promptly following its receipt of an affidavit of that fact by the holder thereof, such shares of the FGCO Common Stock as may be required pursuant to this Agreement; provided, however, that FGCO, in its discretion and as a condition precedent to the issuance and payment thereof, may require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against FGCO or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

2.6             Directors and Officers of the Surviving Company

At the Effective Time, the directors of the Surviving Company shall be reflected in the Voting Agreement executed contemporaneously with this Agreement.

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Article III
REPRESENTATIONS AND WARRANTIES OF NCW

NCW hereby represents and warrants to FGCO and Forta as follows:

3.1             Organization and Qualification

NCW is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate power to carry on its business as now conducted. The copies of the Articles of Incorporation and Bylaws of NCW that have been made available to FGCO prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date hereof and shall be in effect on the Effective Date. To NCW’s Knowledge, NCW is, and on the Effective Date will be, licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on NCW.

3.2             Authority Relative to this Agreement; Non-Contravention.

The execution and delivery of this Agreement by NCW and the consummation by NCW of the transactions contemplated hereby have been duly authorized by the Board of Directors of NCW and, except for approval of this Agreement and the Merger by the requisite vote or consent of NCW’s stockholders (the “Requisite NCW Stockholder Vote”), no other corporate proceedings on the part of NCW are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by NCW and, assuming it is a valid and binding obligation of FGCO and Forta, constitutes a valid and binding obligation of NCW enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. NCW is not subject to, or obligated under, any provision of (a) its Articles of Incorporation or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, hereby, except in each case of clause (b), (c) or (d) above, where the conflict, breach or violation, termination, acceleration, security interest, charge or encumbrance, individually or in the aggregate, would not have a Material Adverse Effect. Except for (x) approval of the Financial Industry Regulatory Authority (“FINRA”), (y) the filing of the Certificate of Merger with the Secretary of State of California, and (z) the filing of the California Agreement of Merger and related officer’s certificates with the California Secretary of State, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of NCW for the consummation by NCW of the transactions contemplated by this Agreement.

3.3             Capitalization.

(a)              The authorized, issued and outstanding shares of capital stock of NCW as of the date hereof are 10,000 shares. The issued and outstanding shares of capital stock of NCW are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights and, to NCW’s Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. NCW has, and on the Effective Date will have, no other equity securities or securities containing any equity features authorized, issued or outstanding. There are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by NCW and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from NCW any shares of capital stock or other securities of NCW of any kind.

3.4             Litigation

As of the date hereof, there are no uninsured actions, suits, proceedings, orders or investigations pending or, to the Knowledge of NCW, threatened against NCW, at law or in equity, or before or by, and NCW has not received any requests (formal or informal) for information or documents from, any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, other than in the process of obtaining licenses with fines, penalties or damages in excess of $100,000.

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3.5             Subsidiaries. There are no NCW subsidiaries.

3.6             Tax Matters. (a)

(i) NCW has timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“NCW Returns”), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) all such NCW Returns are complete and accurate in all material respects; (iii) NCW has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (iv) NCW has established on the NCW Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet paid; and (v) NCW has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof.

(b)             There are no liens for Taxes upon any assets of NCW, except liens for Taxes not yet due.

(c)              No deficiency for any Taxes has been asserted, assessed or, to NCW’s Knowledge, proposed against NCW that has not been resolved and paid in full or is not being contested in good faith. No waiver, extension or comparable consent given by NCW regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or NCW Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to NCW by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of NCW, is any such Tax audit or other proceeding threatened with regard to any Taxes or NCW Returns. NCW does not expect the assessment of any additional Taxes of NCW for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of NCW which would exceed the estimated reserves established on its books and records.

(d)   NCW is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by NCW not to be deductible (in whole or in part) under Section 280G of the Code. NCW is not liable for Taxes of any other Person and is not currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by NCW with respect to Taxes. NCW is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes. NCW will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the day immediately preceding the Closing Date, as result of any (i) change in (or improper use of) method of accounting or otherwise, including any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law); (ii) installment sale or open transaction made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing; or (iv) election under Section 108(i) of the Code (or any corresponding provision of state, local or foreign Tax law). NCW has not participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c). No claim has ever been made by a taxing authority in a jurisdiction where NCW does not currently file NCW Returns that NCW is or may be subject to taxation by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of NCW. NCW has not entered into any gain recognition agreements under Section 367 of the Code and the regulations promulgated thereunder. NCW is not liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income tax purposes. NCW has not filed or been included in a combined, consolidated or unitary Tax return (or the substantial equivalent thereof) of any Person.

(e)              NCW has been neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(f)              NCW has not requested any extension of time within which to file any NCW Return, which return has not since been filed.

(g)   NCW has not sought or received any relief under, or taken any action in respect of, any provision of the CARES Act related to Taxes (including, but not limited to, the delaying of any payments in respect of payroll Taxes under Section 2302 thereof or IRS Notice 2020-65).

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(h)   At all times since its formation, NCW has had in effect a valid election to be treated as an S corporation within the meaning of Sections 1361 and 1362 of the Code and in each state where the Company is required to file Tax Returns in respect of income (or similar) tax (collectively, the “S Election”).

3.7             Contracts and Commitments.

(a)              NCW is either not a party to or has disclosed all of the following material agreements, whether oral or written, to which NCW is a party, which are currently in effect, and which relate to the operation of NCW’s business: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal; (iv) stock purchase, restricted stock or stock option plan or other equity compensation plan; (v) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person; (vi) contract, agreement or understanding relating to the voting of NCW Common Stock or the election of directors of NCW; (vii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of NCW; (viii) guaranty of any obligation for borrowed money or otherwise; (ix) lease or agreement under which NCW is lessee of, or holds or operates any property, real or personal, owned by any other party; (x) lease or agreement under which NCW is lessor of, or permits any third party to hold or operate, any property, real or personal; (xi) contract which prohibits NCW from freely engaging in business anywhere in the world; (xii) contract or commitment for capital expenditures; (xiii) agreement for the sale of any capital asset; or (xiv) other agreement which is either material to NCW’s business or was not entered into in the ordinary course of business.

(b)             To NCW’s Knowledge, NCW has performed all obligations required to be performed by it in connection with the contracts, understandings, arrangements or commitments described in Section (a) above in all material respects and is not in receipt of any claim of default under any contract, understanding, arrangement or commitment required to be disclosed under such caption; NCW has no present expectation or intention of not fully performing any material obligation pursuant to any contract, understanding, arrangement or commitment required to be disclosed under such caption; and FGCO has no Knowledge of any breach or anticipated breach by any other party to any contract, understanding, arrangement or commitment required to be disclosed under such caption.

3.8             Affiliate Transactions.

None of NCW Stockholders, or any member of the immediate family of any such Stockholders, or any entity in which any of such persons owns any beneficial interest (collectively “NCW Insiders”) owns an interest in any other corporation or business entity. For purposes of this Section 3.8, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children and siblings of such officer, director or employee.

3.9             Compliance with Laws; Permits.

(a)              Except for any noncompliance that would not reasonably be expected to have a Material adverse Effect on NCW, NCW has complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against NCW, and NCW has not received any notice, alleging a violation of any such laws, regulations or other requirements. NCW is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Forta after it acquires NCW’s properties, assets and business.

(b)             Except for any noncompliance that would not reasonably be expected to have a Material adverse Effect on NCW, NCW has, in full force and effect, all licenses, permits and certificates, from federal, state, local and foreign authorities necessary to conduct its business and operate its properties (collectively, the “NCW Permits”), and to the Knowledge of NCW, NCW has conducted its business in compliance with all material terms and conditions of the NCW Permits.

3.10          Financial Statements.

NCW has made available to FGCO the financial statements of NCW as of December 31, 2020 (the “NCW Financial Statements”). The NCW Financial Statements have been prepared in substantially accordance with GAAP consistently applied with past practice (except in each case as described in the notes thereto) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of NCW on a consolidated basis as of the dates of and for the periods referred to in the NCW Financial Statements.

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3.11          Books and Records.

The books of account, minute books, stock record books, and other records of NCW, complete copies of which have been made available to FGCO, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FGCO. At the Closing, all of NCW’s records will be in the possession of NCW.

3.12          Real Property.

NCW does not own any real property.

3.13          Insurance.

The insurance policies owned and maintained by NCW that are material to NCW are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that NCW is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and NCW has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

3.14          No Undisclosed Liabilities.

Except as reflected in the balance sheet of NCW at December 31, 2020 (the “NCW Latest Balance Sheet”) and liabilities which have arisen after the date of the NCW Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability), NCW has no other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise).

3.15          Environmental Matters.

None of the operations of NCW involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

3.16          Absence of Certain Developments.

Except as disclosed in the NCW Financial Statements or as otherwise contemplated by this Agreement, since the date of the NCW Latest Balance Sheet, NCW has conducted its business only in the ordinary course consistent with past practice.

3.17          Employee Benefit Plans.

(a)              NCW has no (i) “employee benefit plans,” within the meaning of Section 3(3) of ERISA, of NCW, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of NCW, in the case of a plan described in (i) or (ii) above, that is currently maintained by NCW or with respect to which NCW has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect.

(b)             No director, officer or employee of NCW will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any NCW Plan solely as a result of consummation of the transactions contemplated by this Agreement.

3.18          Employee Relations.

To the Knowledge of NCW, (i) neither any executive employee of NCW nor any group of NCW’s employees has any plans to terminate his, her or its employment; (ii) NCW has no material labor relations problem pending and its labor relations are satisfactory; (iii) there are no workers’ compensation claims pending against NCW nor is NCW aware of any facts that would give rise to such a claim; (iv) to the Knowledge of NCW, no employee of NCW is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of NCW; and (v) no employee or former employee of NCW has any claim with respect to any intellectual property rights of NCW.

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3.19          Proprietary Information and Inventions

To NCW’s Knowledge, no current or former NCW employee, consultant or advisory board member who is party to a non-disclosure agreement has breached that non-disclosure agreement. To NCW’s Knowledge, no current NCW employee, consultant or advisory board member who is party to an employment agreement with NCW has breached the non-disclosure provisions of that agreement.

3.20          Intellectual Property.

(a)              To its Knowledge, NCW owns or has valid and enforceable licenses to use all of the following used in or necessary to conduct its business as currently conducted (collectively, the “NCW Intellectual Property”):

(i)               patents, including any registrations, continuations, continuations in part, renewals, and any applications for any of the foregoing (collectively, “Patents”);

(ii)             registered and unregistered copyrights and copyright applications (collectively, “Copyrights”);

(iii)           registered and unregistered trademarks, service marks, trade names, slogans, logos, designs and general intangibles of the like nature, together with all registrations and applications therefor (collectively, “Trademarks”);

(iv)            trade secrets, confidential or proprietary technical information, know-how, designs, processes, research in progress, inventions and invention disclosures (whether patentable or unpatentable);

(v)             software.

(b)             All NCW Intellectual Property has been disclosed.

(c)              To its Knowledge, NCW has exclusive rights to the NCW Intellectual Property owned by it (with the exception of any such rights retained by governmental organizations and licensors), free and clear of all liens and encumbrances. No Copyright registration, Trademark registration, or Patent of NCW has lapsed, expired or been abandoned or cancelled, or is subject to any pending or, to NCW’s Knowledge, threatened opposition or cancellation proceeding in any country.

(d)             To NCW’s Knowledge (1) neither the conduct of NCW’s business nor the manufacture, marketing, licensing, sale, distribution or use of its products or services infringes upon the proprietary rights of any Person, and (2) there are no infringements of the NCW Intellectual Property by any Person. There are no claims pending or, to NCW’s Knowledge, threatened (1) alleging that NCW’s business as currently conducted infringes upon or constitutes an unauthorized use or violation of the proprietary rights of any Person, or (2) alleging that the NCW Intellectual Property is being infringed by any Person, or (3) challenging the ownership, validity or enforceability of the NCW Intellectual Property.

(e)              NCW is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other contract relating to the NCW Intellectual Property that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on NCW.

3.21          Tax-Free Reorganization

Neither NCW nor, to NCW’s Knowledge, any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

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3.22          Vote Required

The affirmative vote or consent of a majority of the holders of the outstanding shares of NCW Common Stock is the only vote of the holders of any class or series of NCW capital stock necessary to approve the Merger.

3.23          Full Disclosure

The representations and warranties of NCW contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which NCW has Knowledge that has not been disclosed to Forta pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on NCW or materially adversely affect the ability of NCW to consummate in a timely manner the transactions contemplated hereby.

3.24          No Brokers or Finders.

Neither NCW nor any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing similar function, or incurred any liability for brokerage commissions, finders’ fees, investment advisory fees or similar compensation, in connection with the transactions contemplated by this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF FGCO AND FORTA

FGCO and Forta hereby represent and warrant to NCW as follows (for purposes of this Article IV, all references to FGCO shall include FGCO and FGCO’s Subsidiaries):

4.1             Organization and Qualification

FGCO and Forta are, and on the Effective Date will be, corporations duly organized, validly existing and in good standing under the laws of the State of Nevada and the State of California, respectively, and each has, and on the Effective Date will have, the requisite corporate power to carry on their respective businesses as now conducted. Each FGCO Subsidiary is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of the state of its organization. The copies of the Certificate of Incorporation and Bylaws of FGCO and the Articles of Incorporation and Bylaws of Forta that have been made available to NCW on or prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date hereof and shall be in effect on the Effective Date. Each of FGCO and the FGCO Subsidiaries is, and on the Effective Date will be, licensed or qualified to do business in every jurisdiction which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on FGCO or any FGCO Subsidiary.

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4.2             Authority Relative to this Agreement; Non-Contravention.

Each of FGCO and Forta has the requisite corporate power and authority to enter into this Agreement, and to carry out its obligations hereunder. The execution and delivery of this Agreement by FGCO and Forta, and the consummation by FGCO and Forta of the transactions contemplated hereby have been duly authorized by (i) the Boards of Directors of FGCO and Forta and (ii) the requisite vote or consent of Forta’s sole stockholder (the “Requisite FGCO Stockholder Vote”). No further corporate proceedings on the part of FGCO or Forta are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or will otherwise be sought by FGCO. This Agreement has been duly executed and delivered by FGCO and Forta and, assuming it is a valid and binding obligation of NCW, constitutes a valid and binding obligation of FGCO and Forta enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Each of FGCO and Forta is not subject to, or obligated under, any provision of (a) its Certificate of Incorporation or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit, nor (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than, in the case of clauses (b), (c) or (d) above, any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on FGCO or Forta, as applicable. Except for (x) the filing of the Certificate of Merger with the California Secretary of State, (y) the filing of the California Agreement of Merger and related officer’s certificates with the California Secretary of State, and (z) the filing with the SEC of Current Reports on Form 8-K with respect to the execution and closing of this Agreement, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of FGCO or Forta for the consummation by FGCO or Forta of the transactions contemplated by this Agreement.

4.3             Capitalization.

(a)              The issued and outstanding shares of capital stock of FGCO as of the date hereof are 83,618,412 and shall remain that amount up to the Effective Date. The issued and outstanding shares of capital stock of FGCO are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights and, to FGCO’s Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. FGCO has, and on the Effective Date will have, no other equity securities or securities containing any equity features authorized, issued or outstanding. Except as described in Section 4.8(a), there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by FGCO, there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from FGCO any shares of capital stock or other securities of FGCO of any kind, and there will not be any such agreements prior to or on the Effective Date. There are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require FGCO to repurchase or otherwise acquire any shares of its capital stock.

(b)             FGCO is not a party to, and, to FGCO’s Knowledge, there do not exist, any voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of FGCO.

4.4             Exchange Act Reports

Prior to the date of this Agreement, FGCO has made available to NCW complete and accurate copies of (a) FGCO’s Annual Reports on Form 10-K for the two most recent fiscal years (collectively, the “FGCO 10-K Reports”), as filed with the SEC (the “FGCO SEC Filings”). As of their respective dates or as subsequently amended prior to the date hereof, each of the FGCO SEC Filings (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable rules and regulations of the SEC. The financial statements (including footnotes thereto) included in or incorporated by reference into the FGCO 10-K Reports were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly present, in all material respects, the financial condition of FGCO as of the dates thereof and results of operations for the periods referred to therein. Since January 12, 2021, FGCO has filed in a timely manner all reports that it was required to file with the SEC pursuant to Section 13(a), 14(a), 14(c) and 15(d) of the Exchange Act.

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4.5             Litigation

As of the date hereof, (i) there are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of FGCO, threatened against FGCO, at law or in equity, or before or by, and (ii) FGCO has not received any requests (formal or informal) for information or documents from, any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign and (ii) there are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of Forta, threatened against Forta, at law or in equity, or before or by, and Forta has not received any requests (formal or informal) for information or documents from, any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

4.6             Subsidiaries

Schedule 4.6 correctly sets forth the name and jurisdiction of incorporation or organization of each subsidiary of FGCO (each a “FGCO Subsidiary” and collectively, the “FGCO Subsidiaries”). Except as disclosed on Schedule 4.6, all of the issued and outstanding shares of capital stock of each FGCO Subsidiary are owned directly or indirectly by FGCO free and clear of any option, lien, pledge, security interest, encumbrance or charge of any kind. All of the outstanding shares of capital stock of each FGCO Subsidiary have been, and on the Effective Date will be, duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 4.6, FGCO does not, and on the Effective Date will not, own any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other Person that is not a FGCO Subsidiary.

4.7             Tax Matters.

(a)              (i) FGCO has timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“FGCO Returns”), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) all such FGCO Returns are complete and accurate in all material respects; (iii) FGCO has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (iv) FGCO has established on the FGCO Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet paid; and (v) FGCO has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof.

(b)             There are no liens for Taxes upon any assets of FGCO, except liens for Taxes not yet due.

(c)              No deficiency for any Taxes has been asserted, assessed or, to FGCO’s Knowledge, proposed against FGCO that has not been resolved and paid in full or is not being contested in good faith. No waiver, extension or comparable consent given by FGCO regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or FGCO Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to FGCO by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of FGCO, is any such Tax audit or other proceeding threatened with regard to any Taxes or FGCO Returns. FGCO does not expect the assessment of any additional Taxes of FGCO for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of FGCO which would exceed the estimated reserves established on its books and records.

(d)             FGCO is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by FGCO not to be deductible (in whole or in part) under Section 280G of the Code. FGCO is not liable for Taxes of any other Person and is not currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by FGCO with respect to Taxes. FGCO is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes. FGCO has not agreed and is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in taxable income. No claim has ever been made by a taxing authority in a jurisdiction where FGCO does not currently file FGCO Returns that FGCO is or may be subject to taxation by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of FGCO. FGCO has not entered into any gain recognition agreements under Section 367 of the Code and the regulations promulgated thereunder. FGCO is not liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income tax purposes.

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(e)              FGCO has been neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(f) FGCO has not requested any extension of time within which to file any FGCO Return, which return has not since been filed.

(g) FGCO has not sought or received any relief under, or taken any action in respect of, any provision of the CARES Act related to Taxes (including, but not limited to, the delaying of any payments in respect of payroll Taxes under Section 2302 thereof or IRS Notice 2020-65).

4.8             Contracts and Commitments.

(a)              Except as set forth in Schedule 4.8(a), FGCO is not a party to any of the following, whether oral or written, which are currently in effect, and which relate to the operation of FGCO’s business: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal; (iv) stock purchase, restricted stock or stock option plan or other equity compensation other than as described in the FGCO SEC Filings and certain SARs issued and to be issued to advisors based upon production; (v) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person other than in the ordinary course of business; (vi) confidentiality agreement other than in the ordinary course of business; (vii) contract, agreement or understanding relating to the voting of FGCO Common Stock or the election of directors of FGCO, other than the Voting Agreement; (viii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of FGCO; (ix) guaranty of any obligation for borrowed money or otherwise other than as reflected in the FGCO’s financial statements ; (x) lease or agreement under which FGCO is lessee of, or holds or operates any property, real or personal, owned by any other party other than as reflected in the FGCO SEC Filings; (xi) lease or agreement under which FGCO is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $50,000; (xii) contract which prohibits FGCO from freely engaging in business anywhere in the world; (xiii) license agreement or agreement providing for the payment or receipt of royalties or other compensation by FGCO in connection with the Intellectual Property rights; (xiv) contract or commitment for capital expenditures in excess of $50,000; (xv) agreement for the sale of any capital asset; (xvi) contract with any FGCO Subsidiary any Affiliate thereof or of FGCO (other than for employment on customary terms); (xvii) contracts, understandings, arrangements or commitments with respect to the use by FGCO of Intellectual Property of others or by others of Intellectual Property of FGCO; or (xviii) other agreement which was not entered into in the ordinary course of business.

(b)             To FGCO’s Knowledge, FGCO has performed all obligations required to be performed by FGCO in connection with all contracts, understandings, arrangements and commitments to which FGCO is a party and is not in receipt of any claim of default under any such contract, understanding, arrangement or commitment; and FGCO has no present expectation or intention of not fully performing any material obligation pursuant to any such contract, understanding, arrangement or commitment; and FGCO has no Knowledge of any breach or anticipated breach by any other party to any such contract, understanding, arrangement or commitment.

4.9             Affiliate Transactions.

No officer, director or employee of FGCO, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than a publicly-held corporation whose stock is traded on a national securities exchange or in an over-the-counter market and less than one percent of whose stock is beneficially owned by any of such persons) (collectively “FGCO Insiders”), has any agreement with FGCO or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of FGCO (other than ownership of capital stock of FGCO, employment agreements and equity grants). FGCO is not indebted to any FGCO Insider (except for reimbursement of ordinary business expenses) and no FGCO Insider is indebted to FGCO (except for cash advances for ordinary business expenses) in excess of $100,000. No FGCO Insider has any direct or indirect interest in any competitor, supplier or customer of FGCO or in any person, firm or entity from whom or to whom FGCO leases any property, or in any other person, firm or entity with whom FGCO transacts business of any nature. For purposes of this Section 4.9, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children or siblings of such officer, director or employee.

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4.10          Compliance with Laws; Permits.

(a)    Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on FGCO, FGCO has complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against FGCO, and FGCO has not received any notice, alleging a violation of any such laws, regulations or other requirements. FGCO is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to FGCO after the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, FGCO has, with respect to its operations, officers, managers, independent contractors and consultants, been and are currently in compliance with all Legal Requirements related to health and safety of individuals, and all Legal Requirements in connection with or related to the outbreak of COVID- 19, including without limitation, the CARES Act and COVID-19 Order.

(b)   Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on FGCO or Forta, FGCO has, in full force and effect, all licenses, permits and certificates from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to permit it to conduct its business and own and operate its properties (collectively, the “FGCO Permits”), and to the Knowledge of FGCO, FGCO has conducted its business in compliance with all material terms and conditions of the FGCO Permits.

4.11          Validity of the FGCO Common Stock.

The shares of FGCO Common Stock to be issued to holders of NCW Common Stock pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

4.12          Books and Records.

The books of account, minute books, stock record books, and other records of FGCO, complete copies of which have been made available to NCW, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FGCO. At the Closing, all of FGCO’s records will be in the possession of FGCO.

4.13          Real Property

FGCO does not own any real property.

4.14          Insurance.

The insurance policies owned and maintained by FGCO that are material to FGCO are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that FGCO is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and FGCO has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

4.15          No Undisclosed Liabilities.

Except as reflected in the consolidated balance sheet of FGCO at September 30, 2020 included in the FGCO 10-K Report for the fiscal year then ended (the “FGCO Latest Balance Sheet”), liabilities which have arisen after the date of the FGCO Latest Balance Sheet in the ordinary course of business and as contemplated in Section 6.2, FGCO has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise).

4.16          Environmental Matters.

None of the operations of FGCO involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

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4.17          Absence of Certain Developments.

Except as set forth in Schedule 4.17 or as disclosed in the FGCO SEC Filings or as otherwise contemplated by this Agreement, since January 12, 2021, FGCO has conducted its business only in the ordinary course consistent with past practice and there has not occurred or been entered into, as the case may be: (i) any event having a Material Adverse Effect on FGCO, (ii) any event that would reasonably be expected to prevent or materially delay the performance of FGCO’s obligations pursuant to this Agreement, (iii) any material change by FGCO in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of FGCO or any redemption, purchase or other acquisition of any of FGCO’s securities, (v) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan of FGCO, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of FGCO, (vi) any amendment to the Certificate of Incorporation or Bylaws of FGCO, (ix) other than in the ordinary course of business consistent with past practice, any (w) capital expenditures by FGCO, (x) purchase, sale, assignment or transfer of any material assets by FGCO, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible of FGCO, except for liens for taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on FGCO, or (z) cancellation, compromise, release or waiver by FGCO of any rights of material value or any material debts or claims, (x) any incurrence by FGCO of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (xi) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of FGCO, (xii) entry by FGCO into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (xiii) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which FGCO is a party or by which any of them is bound, (xiv) entry by FGCO into any loan or other transaction with any officers, directors or employees of FGCO, (xv) any charitable or other capital contribution by FGCO or any FGCO Subsidiary or pledge therefore, (xvi) entry by FGCO into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xvii) any negotiation or agreement by FGCO to do any of the things described in the preceding clauses (i) through (xvii).

4.18          Employee Benefit Plans.

(a)              FGCO’s SEC Filings lists the (i) “employee benefit plans,” within the meaning of Section 3(3) of ERISA, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, or (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of FGCO, in the case of a plan described in (i) or (ii) above, that is currently maintained by FGCO or with respect to which FGCO has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect.

(b)             No director, officer, or employee of FGCO will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) solely as a result of consummation of the transactions contemplated by this Agreement.

4.19          Employees.

FGCO and its affiliates has less than 30 full-time employees.

4.20          Proprietary Information and Inventions.

To FGCO’s Knowledge, no current or former FGCO employee, consultant or advisory board member who is party to a non-disclosure agreement has breached that non-disclosure agreement. To FGCO’s Knowledge, no current FGCO employee, consultant or advisory board member who is party to an employment agreement with FGCO has breached the non-disclosure provisions of that agreement.

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4.21          Intellectual Property.

(a)              To its Knowledge, FGCO owns or has valid and enforceable licenses to use all of the following used in or necessary to conduct its business as currently conducted (collectively, the “FGCO Intellectual Property”):

(i)               patents, including any registrations, continuations, continuations in part, renewals, and any applications for any of the foregoing (collectively, “Patents”);

(ii)             registered and unregistered copyrights and copyright applications (collectively, “Copyrights”);

(iii)           registered and unregistered trademarks, service marks, trade names, slogans, logos, designs and general intangibles of the like nature, together with all registrations and applications therefor (collectively, “Trademarks”);

(iv)            trade secrets, confidential or proprietary technical information, know-how, designs, processes, research in progress, inventions and invention disclosures (whether patentable or unpatentable);

(v)             software.

(b)             FGCO has disclosed a complete and accurate list of all Patents, Trademarks, registered or material Copyrights and software owned by FGCO.

(c)              To its Knowledge, FGCO has exclusive rights to the FGCO Intellectual Property owned by it (with the exception of any such rights retained by governmental organizations and licensors), free and clear of all liens and encumbrances. No Copyright registration, Trademark registration, or Patent of FGCO has lapsed, expired or been abandoned or cancelled, or is subject to any pending or, to FGCO’s Knowledge, threatened opposition or cancellation proceeding in any country.

(d)             To FGCO’s Knowledge (1) neither the conduct of FGCO’s business nor the manufacture, marketing, licensing, sale, distribution or use of its products or services infringes upon the proprietary rights of any Person, and (2) there are no infringements of the FGCO Intellectual Property by any Person. There are no claims pending or, to FGCO’s Knowledge, threatened (1) alleging that FGCO’s business as currently conducted infringes upon or constitutes an unauthorized use or violation of the proprietary rights of any Person, or (2) alleging that the FGCO Intellectual Property is being infringed by any Person, or (3) challenging the ownership, validity or enforceability of the FGCO Intellectual Property.

(e)              FGCO is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other contract relating to the FGCO Intellectual Property that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on FGCO.

4.22          Tax Free Reorganization.

Neither FGCO nor, to FGCO’s Knowledge, any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

4.23          Financial Statements.

The financial statements of FGCO included in the FGCO SEC Filings have been prepared in accordance with GAAP consistently applied with past practice (except in each case as described in the notes thereto) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of FGCO as of the dates of and for the periods referred to in such financial statements.

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4.24          Full Disclosure.

The representations and warranties of FGCO and Forta contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which FGCO or Forta has Knowledge that has not been disclosed to FGCO pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on FGCO or Forta, or materially adversely affect the ability of FGCO or Forta to consummate in a timely manner the transactions contemplated hereby.

4.25          No Brokers or Finders.

None of FGCO or any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing a similar function, or incurred any liability for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement.

Article V
CONDUCT OF BUSINESS PENDING THE MERGER

5.1             Conduct of Business by NCW.

From the date of this Agreement to the Effective Date, unless FGCO shall otherwise agree in writing (which agreement shall not be unreasonably withheld or delayed) or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section 5.1, NCW shall not, directly or indirectly, (a) amend its Articles of Incorporation or Bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of NCW, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of NCW, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and NCW’s past custom and practice, (f) issue or sell any shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, (h) make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return or (i) incur any expenses or other liabilities other than in the ordinary course of business consistent with past practice.

5.2             Conduct of Business by FGCO.

From the date of this Agreement to the Effective Date, unless NCW shall otherwise agree in writing (which agreement shall not be unreasonably withheld or delayed) or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section 5.2, FGCO shall not, directly or indirectly, (a) amend its Articles of Incorporation or Bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of FGCO, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of FGCO, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and FGCO’s past custom and practice, (f) issue or sell any additional shares of, or options, warrants, privileges or rights of any kind to acquire any shares of, any of its capital stock, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof (h) make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return, or (i) or incur any expenses or other liabilities other than in the ordinary course of business consistent with past practices (including a second PPP Loan draw).

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Article VI
ADDITIONAL COVENANTS AND AGREEMENTS

6.1             Governmental Filings.

Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all filings, applications or other documents required under applicable laws, including, but not limited to, the Exchange Act, to consummate the transactions contemplated by this Agreement. Prior to submitting each filing, application, registration statement or other document with the applicable regulatory authority, each party will, to the extent practicable, provide the other party with an opportunity to review and comment on each such application, registration statement or other document to the extent permitted by applicable law. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings.

6.2             Expenses.

Except as otherwise provided in this Agreement, in the event that the transaction contemplated by this Agreement does not close, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. In the event that the transaction contemplated by this Agreement does close, FGCO shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, and NCW shall pay the costs and expenses incurred by NCW in connection with this Agreement and the transactions contemplated hereby.

6.3             Due Diligence; Access to Information; Confidentiality.

(a)              Prior to the date hereof, FGCO and Forta and NCW have afforded, and between the date hereof and the Closing Date, FGCO and NCW shall afford, to the other party and their authorized representatives the opportunity to conduct and complete a due diligence investigation of the other party as described herein. In light of the foregoing, each party shall continue to permit the other party full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to the other party and its officers, employees, attorneys, accountants and other representatives (hereinafter collectively referred to as “Representatives”), all books, papers, and records relating to the assets, stock, properties, operations, obligations and liabilities of such party and its subsidiaries, including, without limitation, all books of account (including, without limitation, the general ledger), tax records, minute books of directors’ and stockholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files (including, without limitation, legal research memoranda), attorney’s audit response letters, documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), plans affecting employees, securities transfer records and stockholder lists, and any books, papers and records (collectively referred to herein as “Evaluation Material”) relating to the assets or business activities in which the requesting party may have a reasonable interest, and otherwise provide such assistance as is reasonably requested in order that each party may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the other party. In addition, each party and its Representatives shall cooperate fully (including providing introductions, where necessary) with such other party to enable the party to contact third parties, including customers, prospective customers, specified agencies or others as the party deems reasonably necessary to complete its due diligence; provided that the requesting party agrees not to initiate such contacts without the prior approval of the other party, which approval will not be unreasonably withheld. Each party shall comply with, and shall cause its Representatives to comply with, all of their obligations under any confidentiality agreement or nondisclosure agreement, executed by the parties, with respect to the information disclosed pursuant to this Section 6.3, which will remain in full force and effect.

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6.4             Tax Treatment.

It is intended by the parties hereto that the Merger shall constitute a tax-free reorganization within the meaning of Section 368(a) of the Code. Each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation § 1.368-2(g) and 1.368-3(a). Both prior to and after the Closing, each party’s books and records shall be maintained, and all federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a forward triangular merger under Section 368(a)(2)(D) of the Code (and comparable provisions of any applicable state or local laws); except to the extent the Merger is determined in a final administrative or judicial decision not to qualify as a tax-free reorganization within the meaning of Code Section 368(a).

6.5             Press Releases.

FGCO and NCW shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit either party, following a reasonable period of time (in light of the circumstances) for compliance with the next sentence, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

6.6             Securities Reports.

FGCO shall timely file with the SEC all reports and other documents required to be filed under the Securities Act or Exchange Act. All such reports and documents (i) shall not, as of the date of such filing, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) shall comply as to form, in all material respects, with the applicable rules and regulations of the SEC. FGCO agrees to provide to NCW copies of all reports and other documents filed under the Securities Act or Exchange Act with the SEC by it between the date hereof and the Effective Date within two (2) business days after the date such reports or other documents are filed with the SEC. From and after the Closing Date, the preparation and filing of SEC reports for FGCO shall be the responsibility of FGCO management.

6.7             Consent of Forta and NCW Stockholders.

(a)              Forta shall, in accordance with the CalCodes and its Articles of Incorporation and Bylaws, use its best efforts to obtain the Requisite FGCO Stockholder Vote to approve this Agreement and the Merger.

(b)             NCW shall, in accordance with the Cal Codes and its Articles of Incorporation and By-laws, use its best efforts to obtain the Requisite NCW Stockholder Vote to approve this Agreement and the Merger.

(c)              Upon Closing, the majority common stockholders of FGCO and the majority stockholders of NCW shall enter into a voting agreement in substantially the form attached hereto as Exhibit C (the “Voting Agreement”), pursuant to which the majority common stockholders of FGCO and the majority stockholders of NCW shall agree to vote (via the execution of written consents) to elect to the FGCO Board of Directors, the individuals selected by each of such parties.

6.8       No Solicitation.

Unless and until this Agreement shall have been terminated pursuant to Section 8.1, neither FGCO nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any Person or group of Persons concerning any merger, sale of capital stock, sale of substantial assets or other business combination.

(d)             Unless and until this Agreement shall have been terminated pursuant to Section 8.1, neither NCW nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any Person or group of Persons concerning any merger, sale of capital stock, sale of substantial assets or other business combination.

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6.9       Failure to Fulfill Conditions.

In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party.

6.10       Notification of Certain Matters.

On or prior to the Effective Date, each party shall give prompt notice to the other party of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

Article VII
CONDITIONS

7.1             Conditions to Obligations of Each Party

The respective obligations of each party to effect the transactions contemplated hereby are subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

(a)              No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

(b)             Stockholder Approvals. This Agreement and the Merger shall have been approved by the Requisite FGCO Stockholder Vote and the Requisite NCW Stockholder Vote.

(c)              Adverse Proceedings. There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by FGCO or any of FGCO’s Subsidiaries of all or a material portion of the business or assets of NCW, or to compel NCW or FGCO to dispose of or to hold separately all or a material portion of the business or assets of NCW or of FGCO or any of Subsidiary of FGCO, as a result of the transactions contemplated hereby; (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto or contemplated hereby, or (iv) otherwise relating to and materially and adversely affecting the transactions contemplated hereby or the business or operations of NCW, FGCO or any of FGCO’s Subsidiaries.

(d)             Governmental Action. There shall not be any action taken or threatened, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby, by any federal, state or other court, government or governmental authority or agency, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.1(c).

(e)              Market Condition. There shall not have occurred any general suspension of trading on the New York Stock Exchange, The Nasdaq Stock Market, or any suspension of trading in FGCO Common Stock, or any general bank moratorium or closing or any war, national emergency or other event affecting the economy or securities trading markets generally that would make completion of the Merger impossible.

7.2             Additional Conditions to Obligation of FGCO and Forta

The obligation of FGCO and Forta to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

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(a)              Representations and Compliance. The representations of NCW contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Closing Date, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification), except for representations and warranties made as of a specific date, which shall be accurate as of such date. NWC shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date.

(b)             NCW Secretary’s Certificate. NCW shall have furnished to FGCO (i) copies of the text of the resolutions by which the corporate action on the part of NCW necessary to approve this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby were taken, (ii) a certificate dated as of the Closing Date executed on behalf of NCW by its corporate secretary or one of its assistant corporate secretaries certifying to FGCO that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (iii) an incumbency certificate dated as of the Closing Date executed on behalf of NCW by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of NCW executing this Agreement, the California Agreement of Merger and related officer’s certificate or any other agreement, certificate or other instrument executed pursuant hereto by NCW, (iv) a copy of the Articles of Incorporation of NCW, certified by the Secretary of State of California, and a certificate from the Secretary of State of California evidencing the good standing of NCW in such jurisdiction as of a day within three business days prior to the Closing Date.

(c)              Consents and Approvals. NCW shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement, in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of NCW’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting NCW or any license, franchise or permit of or affecting NCW.

(d)             Merger Certificate. NCW shall have executed and delivered for filing a copy of the California Agreement of Merger and related officer’s certificate.

7.3             Additional Conditions to Obligation of NCW.

The obligation of NCW to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

(a)              Representations and Compliance. The representations of FGCO and Forta contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Closing Date, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification), except for representations and warranties made as of a specific date, which shall be accurate as of such date. FGCO and Forta, respectively, shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by them hereunder at or prior to the Effective Date.

(b)             FGCO Secretary’s Certificate. FGCO shall have furnished to NCW (i) copies of the text of the resolutions by which the corporate action on the part of FGCO necessary to approve this Agreement and the Certificate of Merger, and the transactions contemplated hereby and thereby were taken, which shall be accompanied by a certificate of the corporate secretary or assistant corporate secretary of FGCO dated as of the Closing Date certifying to NCW that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (ii) an incumbency certificate dated as of the Closing Date executed on behalf of FGCO by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of FGCO executing this Agreement, the Certificate of Merger or any other agreement, certificate or other instrument executed pursuant hereto, and (iii) a copy of the Articles of Incorporation of FGCO, certified by the Secretary of State of Nevada, and a certificate from the Secretary of State of Nevada evidencing the good standing of FGCO in such jurisdiction as of a day within three business days prior to the Closing Date.

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(c)              Consents and Approvals. FGCO and Forta shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement, in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of FGCO’s or Forta’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting FGCO or any FGCO Subsidiary or any license, franchise or permit of or affecting FGCO or any FGCO Subsidiary.

(d)             Merger Certificate. Forta shall have executed a copy of the Certificate of Merger. Additionally, FGCO and Forta shall have executed and delivered for filing a copy of the California Agreement of Merger and related officer’s certificate.

Article VIII
TERMINATION, AMENDMENT AND WAIVER

8.1             Termination

This Agreement may be terminated prior to the Effective Date:

(a)              by mutual consent of FGCO and NCW, if the Board of Directors of each so determines by vote of a majority of the members of its entire board;

(b)             by NCW, if any representation of FGCO or Forta set forth in this Agreement was inaccurate when made or becomes inaccurate such that the condition set forth in Section 7.3(a) could not be satisfied;

(c)              by FGCO, if any representation of NCW set forth in this Agreement was inaccurate when made or becomes inaccurate such that the condition set forth in Section 7.2(a) could not be satisfied;

(d)             by NCW, if FGCO or Forta fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement such that the conditions set forth in Section 7.3(b), (b) or (d) could not be satisfied;

(e)              by FGCO, if NCW fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement such that the conditions set forth in Section 7.2(b), (b) or (d) could not be satisfied; and

(f)              by either FGCO or NCW if the Closing Date is not on or before March 1, 2021, or such later date as FGCO and NCW may mutually agree (except that a party seeking to terminate this Agreement pursuant to this clause may not do so if the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party’s obligations under this Agreement).

Any party desiring to terminate this Agreement shall give prior written notice of such termination and the reasons therefor to the other party.

Article IX
GENERAL PROVISIONS

9.1             Notices

All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telecopier or email, by overnight delivery service for next business day delivery, or by registered or certified mail (return receipt requested), in each case with delivery charges prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

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If to FGCO or
Forta:	Financial Gravity Companies, Inc.
12600 Hill Country Blvd Suite R-275
Bee Cave
TX 78738
Attn: Scott Winters
scott.winters@financialgravity.com

If to NCW:	NCW Group, Inc.
______________
___________________
Attn: Mark Williams

All such notices and other communications shall be deemed to have been duly given as follows: (i) if delivered by hand, when received; (ii) if delivered by registered or certified mail (return receipt requested), when receipt acknowledged; or (iii) if telecopied or emailed, on the day of transmission or, if that day is not a business day, on the next business day; and the next business day delivery after being timely delivered to a recognized overnight delivery service.

9.2             No Survival

The representations and warranties and obligations contained in this Agreement will terminate at the Effective Time or on termination of this Agreement in accordance with Section 8.1, except that the obligations contained in Article II and any other obligation contained in this Agreement requiring performance or compliance after the Effective Time (including without limitation Section 6.3) will survive the Effective Time indefinitely.

9.3             Interpretation

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

9.4             Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

9.5             Amendment

This Agreement may not be amended or modified except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

9.6             Waiver

At any time prior to the Effective Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall only be effective if made in writing and duly executed by the party giving such extension or waiver.

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9.7             Miscellaneous

This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; and (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

9.8             Counterparts

This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

9.9             Third Party Beneficiaries

Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

9.10          Governing Law

This Agreement, including, the construction and interpretation thereof and all claims, controversies and disputes arising under or relating thereto, shall be governed by the laws of the State of California without regard to principles of conflicts of law that would defer to the laws of another jurisdiction.

9.11          Jurisdiction; Service of Process

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must, to the extent such courts will accept such jurisdiction, be brought against any of the parties in the courts of the State of California, or, if it has or can acquire jurisdiction, in the United States District Court for the District of California, in each instance in the City of San Francisco, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.1. Nothing in this Section 9.11, however, affects the right of any party to serve legal process in any other manner permitted by law.

9.12          Further Assurances.

In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or to consummate the transactions contemplated hereby, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party.

[Remainder of Page Left Intentionally Blank – Signature Page to Follow]

26

Financial Gravity Companies, Inc.

By: /s/ Scott Winters
Name: Scott Winters
Title: CEO

NCW GROUP, Inc.

By: /s/ Mark Williams
Name: Mark Williams
Title: CEO

Forta Financial Group, Inc.

By: /s/ Scott Winters
Name: Scott Winters
Title: Executive Chairman of the Board

NCW Stockholders

/s/ Mark Williams

Mark Williams

/s/ Bryce Hamilton

Bryce Hamilton

[Signature page to Agreement and Plan of Merger]

Signature Page

27

EXHIBIT A

CERTIFICATE OF MERGER

Certificate of Approval of

Agreement of Merger

Mark Williams hereby certifies that:

1.	The undersigned is the Chief Executive Officer and the Secretary of NCW Group, Inc., a California corporation (the “Corporation”).

2.	The principal terms of the Agreement of Merger in the form attached were duly approved by the board of directors of the Corporation.

3.	The principal terms of the Agreement of Merger in the form attached were duly approved by shareholders owning 100% of the outstanding common shares of the Corporation.

4.	The Corporation has only one class of shares outstanding: common shares.

5.	The total number of outstanding common shares entitled to vote with respect to the Agreement of Merger was 150 common shares. The number of common shares voting in favor of the Agreement of Merger exceeded the vote required, such required vote being a majority of the outstanding common shares.

I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: March 1, 2021

________________________________
Mark Williams
Chief Executive Officer and Secretary

A-1

Attachment

Agreement of Merger

A-2

EXHIBIT B

California Agreement of Merger

AGREEMENT OF MERGER

OF

NCW GROUP, INC.,

A CALIFORNIA CORPORATION

WITH AND INTO

Forta Financial Group, Inc.,

A CALIFORNIA CORPORATION

In accordance with the provisions of Sections 1101 and 1103 of the California Corporations Code, NCW GROUP, Inc., a California corporation (the “Non-Surviving Corporation”), Financial Gravity Companies, Inc., a Nevada corporation (the “Parent Corporation”), and Forta Financial Group, Inc., a California corporation (the “Surviving Corporation”), hereby adopt the following Agreement of Merger for the purpose of merging the Non-Surviving Corporation with and into the Surviving Corporation effective as of the date of the filing of this Agreement of Merger with the Secretary of State of California. The Non-Surviving Corporation, the Parent Corporation, and the Surviving Corporation are collectively referred to herein as the “filing entities.”

1.                Statement Certifying Information Relating to Merger. The filing entities hereby certify the following with regard to the merger:

a.                The name and state of incorporation or organization of the filing entities are as follows:

Name of Entity	State of Organization

NCW Group, Inc.	California

Forta Financial Group, Inc.	California

Financial Gravity Companies, Inc.	Nevada

b.                The name of the Surviving Corporation is Forta Financial Group, Inc., and it is a corporation governed by the laws of the State of California.

c.                The name of the Parent Corporation is Financial Gravity Companies, Inc., and it is a corporation governed by the laws of the State of Nevada.

d.                No amendments to the Articles of Incorporation of the Surviving Corporation are effected by the merger.

2.                Terms and Conditions of the Merger. The shares of the common stock of the Non-Surviving Corporation, issued and outstanding immediately prior to the effective date of the merger, shall be cancelled and extinguished, and shall be converted to eight million shares of the common stock of Parent, which shall be delivered upon satisfaction of each of the terms of the AGREEMENT AND PLAN OF MERGER entered into contemporaneously herewith.

B-1

IN WITNESS WHEREOF, the undersigned have executed this Agreement of Merger as of the 1st day of March, 2021.

NON-SURVIVING Corporation:

NCW Group, Inc.,
a California corporation

By: ________________
Name: Mark Williams, CEO

PARENT Corporation:

Financial Gravity Companies, Inc.,
a Nevada corporation

By: ________________
Name: Scott Winters, CEO

SURVIVING CORPORATION:

Forta Financial Group, Inc.,
a California corporation

By: ________________
Name: Scott Winters, Chairman of the Board

B-2

EXHIBIT C

Voting Agreement

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of March 1, 2021, by and among Financial Gravity Companies, Inc., a Nevada corporation (“Company”), the individuals signing as Company stockholders (each a “Company Stockholder” and together the “Company Stockholders”), and Bryce Hamilton and Mark Williams (“NCW Stockholders”). Capitalized terms used, but not defined, herein shall have the meaning assigned to them in the Merger Agreement (defined below).

RECITALS

A. The Company and the NCW Stockholders, through the AGREEMENT AND PLAN OF MERGER entered into contemporaneously herewith (“Merger Agreement”), have agreed, among other things, that the NCW Stockholders will exchange their stock in NCW for stock in the Company.

B. As a condition to the closing of the Merger Agreement, the Company, Company Stockholders and the NCW Stockholders have agreed to enter into this Agreement.

C. Each Company Stockholder is the record and beneficial owner of such number of shares of capital stock of Company set forth opposite such Company Stockholder’s name on the signature page (hereinafter referred to as the “Voting Shares”).

D. Each NCW Stockholder has appointed Mark Williams as the NCW Stockholders’ representative with the authority to act on behalf of each NCW Stockholder in connection with this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.             Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the other parties hereto that:

(a) such party has the full right, capacity and authority to enter into, deliver and perform this Agreement;

(b) this Agreement has been duly executed and delivered by such party and is a binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement; and

(c) the execution, delivery and performance of such party’s obligations under this Agreement will not require such party to obtain the consent, waiver or approval of any Person and will not violate, result in a breach of, or constitute a default under any statute, regulation, agreement, judgment, consent, or decree by which such party is bound.

2.              Shares Subject to Agreement. Each Company Stockholder, severally and not jointly, agrees to vote all of its Voting Shares in Company in accordance with the provisions of this Agreement. Company agrees to vote all of its voting shares in Forta Financial Group, Inc. (“Forta”) in accordance with the provisions of this Agreement.

3.             Obligations to Vote Voting Shares for Specific Nominee.

(a) At any annual or special meeting called, or in connection with any other action (including the execution of written consents) taken for the purpose of electing directors to the board of directors of the Company (the “Board”), each of the Company Stockholders agrees, for a period commencing from the Closing Date and ending on the fifth anniversary of the Closing Date (the “Voting Period”), to vote all of its Voting Shares in favor of the person nominated by the NCW Stockholders (the “Company Director”) for one Company Directors seat during the Voting Period.

C-1

(b) At any annual or special meeting called, or in connection with any other action (including the execution of written consents) taken for the purpose of electing directors to the board of directors of Forta (the “Forta Board”), Company agrees, to vote all of its voting shares in Forta in favor of one person nominated by the NCW Stockholders (the “Forta Director”) for one Forta Directors seat during the Voting Period.

4.              Obligations to Vote Voting Shares for Removal of Director; Filling Vacancies. During the Voting Period, the NCW Stockholders shall have the right to request the resignation or removal of the Company Director or the Forta Director by notifying the Company. In such event, each of the Company Stockholders and Company agree to vote all of its voting shares in accordance with Section 3 in a manner that would cause the removal of the Company Director or the Forta Director, as applicable, whether at any annual or special meeting called, or, in connection with any other action (including the execution of written consents) taken for the purpose of removing such director. In the event of the resignation, death, removal or disqualification of the Company Director or the Forta Director, the NCW Stockholders shall promptly identify a new director for each such position and, after written notice has been given by the NCW Stockholders to the Board, the Board shall elect such nominee to fill the vacancy created by the resignation, death, removal or disqualification of the Company Director or the Forta Director.

5.             Covenant to Vote. Each Company Stockholder and Company shall ensure that a quorum exists and shall vote all voting shares owned by such Company Stockholder or Company, either in person or by proxy, at any annual or special meeting of shareholders called for the purpose of voting on the election of directors or by written consent of shareholders with respect to the election of directors, in favor of the election of the Company Director and the Forta Director.

6.             Transfer Restrictions. Each of the Company Stockholders hereby agrees that all transfers of the Company’s capital stock made by it shall be made subject to this Agreement and any transferee will agree in writing to be bound by the terms and provisions of this Agreement as a condition precedent to any such transfer; provided that any transfers made in the open public market may be made without restriction.

7.             Additional Shares. If, after the date hereof, the Company Stockholders acquire beneficial or record ownership of any additional shares of capital stock of the Company (any such shares, “Additional Shares”) as a result of any stock dividend or stock split of the Voting Shares, the provisions of this Agreement shall thereafter be applicable to such Additional Shares as if such Additional Shares had been held by the Company Stockholder as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any person or entity immediately upon the acquisition by the Company Stockholders of the beneficial ownership of the Additional Shares.

8.             Termination. This Agreement shall commence on the Closing Date and continue in force and effect during the Voting Period, and the restrictions and obligations set forth herein shall terminate upon the expiration of the Voting Period.

9.              Designation of NCW Stockholder Representative. The NCW Stockholders irrevocably designate and appoint Mark Williams, as their agent and attorney in fact with full power and authority to take any and all actions on their behalf in connection with this Agreement, including the authority to waive, amend, or modify any provisions of this Agreement.

10.           Governing Law. This Agreement and the legal relations among the parties shall be governed by, and construed in accordance with, the laws of the State of Nevada regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

11.           Notices. Any notices required or permitted to be sent hereunder shall be delivered by email and shall be deemed to be properly served when the facsimile or email is received by the recipient within three (3) calendar days thereafter. Notice to Company shall be deemed to be notice to each Company Stockholder as long as Scott Winters is the Company’s Chief Executive Officer.

12.           Miscellaneous.

(a) Binding Effect. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

C-2

(b) Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the party hereto against whom it is being enforced.

(c) Construction; Interpretation. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or the Merger Agreement or any agreements related thereto. The words “including,” “include” and other words of similar import shall be deemed to be followed by the words “without limitation.”

(d) Counterparts; Facsimile Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or electronic mail transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or electronic mail signature page were an original thereof.

(e) Entire Agreement. The Agreement and the schedules attached thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents and schedules.

(f) Severability of Provisions. The provisions of this Agreement shall be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Agreement would be held to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as to be invalid, prohibited or unenforceable, it shall be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision.

(g) Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with a provision in the Merger Agreement, the terms of this Agreement shall control.

C-3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and made and entered into effective as of the date first set forth above.

FINANCIAL GRAVITY COMPANIES, INC.

By:
Name:	Scott Winters
Title:	CEO
Address for Notice
12600 Hill Country Blvd., Suite R-275
Bee Cave, Texas 78738

Email Address
scott.winters@financialgravity.com
cc:	gnemer@nemerlegal.com

NCW SHAREHOLDERS:

MARK WILLIAMS
Address for Notice

___________________
Email Address

BRYCE HAMILTON

Address for Notice

__________________
Email Address

C-4

COMPANY STOCKHOLDERS

_________________________________________	_________________________________________
Scott Winters - 13,705,176 shares	William Nelson, Jr. - 13,705,176 shares
_________________________________________	_________________________________________
John Pollock – 15,000,000 shares	Gary Nemer - 13,705,175
Tax Tuneup, LLC _________________________________________	_________________________________________
By Ed Lyon, Manager - 2,593,500	Paul Williams- 1,896,414 shares

[attached]

C-5

Schedule 4.6

Sofos Investments,, Inc. (Texas)

Tax Master Networks, LLC (Ohio)

MPath Advisor Resources, LLC (Texas)

Forta Financial Group, Inc. (California)

C-6

Schedule 4.8(a)

Not Applicable

C-7

Schedule 4.17

Not Applicable

C-8